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                                                              EXHIBIT 99B.(l)2.


STOCK PURCHASE LETTERS



April 17, 2000


American National Investment Accounts, Inc.
2450 South Shore Boulevard, Suite 400
League City, Texas 77573

Gentlemen:

        Securities Management and Research, Inc. ("SM&R") will purchase 400,000 shares of the Small-Cap/Mid Cap Portfolio and 1,500,000 shares of the International Stock Portfolio of the American National Investment Accounts, Inc. (the "Fund"), $0.01 par value per share (the "Shares"). Such Shares will be purchased at a price of $1.00 per share, for a total consideration of $1,900,000.

        In connection with such purchase, SM&R acknowledges that such shares will be acquired for investment and can be disposed of only by redemption. SM&R further agrees that it will redeem such Shares only when the other assets of the each of the portfolios are large enough that such redemption will not have a material adverse effect upon investment performance.

                                    Yours very truly ,

                                    SECURITIES MANAGEMENT AND RESEARCH, INC.

                                    By:   MICHAEL W. MCCROSKEY
                                       -----------------------------------------
                                        Michael W. McCroskey, President and
                                        Chief Executive Officer


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                                                               EXHIBIT 99B.(l)2.




April 17, 2000


American National Investment Accounts, Inc.
2450 South Shore Boulevard, Suite 400
League City, Texas 77573


Gentlemen:

        American National Insurance Company (the "Company") will purchase 2,000,000 shares of the Small-Cap/Mid-Cap Portfolio, 5,000,000 shares of the Government Bond Portfolio, 20,000,000 shares of the High Yield Bond Portfolio and 3,500,000 shares of the International Stock Portfolio of the American National Investment Accounts, Inc. (the "Fund"), $0.01 par value per share (the "Shares"). Such Shares will be purchased at a price of $1.00 per share, for a total consideration of $30,500,000.

        In connection with such purchase, the Company acknowledges that such shares will be acquired for investment and can be disposed of only by redemption. The Company further agrees that it will redeem such Shares only when the other assets of the each of the portfolios are large enough that such redemption will not have a material adverse effect upon investment performance. In addition, the Company will vote its Shares of each such portfolio in the same manner and in the same proportion as the other Shares held in the Separate Account are voted.

                                          Yours very truly ,

                                          AMERICAN NATIONAL INSURANCE COMPANY

                                          By:   RICHARD FERDINANDSTEN
                                             ---------------------------------
                                              Richard Ferdinandsten,
                                          Senior Executive Vice President